Exhibit 14.1

CELSIUS HOLDINGS, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Code of Ethics for Senior Financial Officers

In order to uphold the values Celsius Holdings, Inc. (the “Company”) stands for, to ensure proper disclosure of financial information in filings with, or submissions to, the Securities and Exchange Commission (“SEC”) and to deter wrongdoing, the Company has adopted this Code of Ethics (“Code”), which is applicable to the Company’s Chief Executive Officer, President, Chief Financial Officer, Director of Finance/Controller and other senior financial professionals performing similar functions (“Senior Financial Professionals”). This Code is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and to supplement the Celsius Holdings, Inc. Code of Ethical Conduct that is applicable to all employees and directors of the Company.

In performing his or her duties, each Senior Financial Professional must:

1.	Maintain high standards of honest and ethical conduct and avoid actual or apparent conflicts of interest between personal and professional relationships.

2.	Ensure the full, fair, accurate, timely, and understandable disclosure in reports and documents filed with any securities and exchange commission or other public communications made by the Company.

3.	Comply with and take all reasonable actions to cause others to comply with all applicable governmental laws, rules and regulations.

4.	Promptly report any violations of this Code to his or her immediate supervisor, the Company’s Chief Executive Officer or the Chairperson of the Audit Committee.

Accordingly, all Senior Financial Professionals of the Company are subject to the following policies:

A.	Honest and Ethical Conduct

Senior Financial Professionals shall conduct themselves and their activities on behalf of the Company in an honest and ethical manner and in a manner, that complies with this Code, the Company’s other policies and all applicable governmental laws and regulations.

B.	Conflicts of Interest

Senior Financial Professionals shall avoid any actual, potential or apparent conflicts of interest. These conflicts are especially likely to exist in any transaction between the Senior Financial Professional and the Company or other companies with which the Company does business (excluding generally available benefits or other Company programs). Senior Financial Professionals must promptly report to his or her immediate supervisor, the Company’s Chief Executive Officer or the Chairperson of the Audit Committee any relationship or financial interest that gives rise to, directly or indirectly, an actual, potential or apparent conflict of interest. A Senior Financial Professional may not knowingly become involved in any actual or apparent conflict of interest without the arrangement having been approved by the Company’s Board of Directors (the “Board”) or the Audit Committee.

C.	Maintenance of Records

Senior Financial Professionals shall maintain all Company accounting records and reports derived from Company accounting records in accordance with applicable laws, in a manner that fairly and accurately reflects the transactions or occurrences to which they relate and ensures that the Company accounting records fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses and do not contain any false or intentionally misleading entries. In this regard, compliance with the Company’s system of internal controls is required at all times.

D.	Disclosure in SEC Filings and Other Public Communications

Senior Financial Professionals shall conduct themselves in a manner that promotes the full, fair, accurate, timely and understandable disclosure of all material information required to be included in: (1) each report or other document the Company files with, or submits to, the SEC and (2) in all other public communications made by the Company. To this end, the Senior Financial Professionals will establish and apply the Company’s internal controls and disclosure controls and procedures in a manner that will enable the Company’s financial statements to present fairly, in all material respects, the financial position, results of operations and cash flows of the Company.

E.	Confidentiality

The Senior Financial Professionals will take reasonable measures to protect the confidentiality of non-public information concerning the Company or its customers or suppliers and prevent the unauthorized disclosure of such information unless required by applicable law or regulation or regulatory process.

F.	Compliance with Applicable Laws, Rules and Regulations

The Senior Financial Professionals shall conduct themselves, and shall encourage all employees to conduct themselves, to ensure and facilitate compliance by the Company with the laws, rules and regulations applicable to its business. To this end, they are charged with overseeing the Company’s various programs and policies concerning: (1) the “Whistleblower Protection” provisions of the Sarbanes-Oxley Act and similar laws applicable to the Company and (2) identifying and promptly reporting to his or her immediate supervisor, the Company’s Chief Executive Officer or the Chairperson of the Audit Committee, and correcting any material deviation from applicable laws, rules and regulations and Company policies.

G.	Reporting Code Violations

Senior Financial Professionals are required to promptly report to his or her immediate supervisor, the Company’s Chief Executive Officer or the Chairperson of the Audit Committee any known or suspected violation of this Code by any Senior Financial Professional. Failure to do so is, itself, a violation of this Code.

H.	Amendments and Waivers of this Code

This Code may be amended from time to time by the Board or an appropriate committee of the Board for any reason. ANY WAIVER OF THIS CODE MAY BE MADE ONLY BY THE BOARD AND MUST BE REPORTED AND DISCLOSED AS REQUIRED BY APPLICABLE LAWS, RULES AND REGULATIONS.

I.	Consequences for Non-Adherence to Code Provisions

Any Senior Financial Professional who violates this Code is subject to disciplinary action, which may include termination of employment. The same is true of any Senior Financial Professional who knows of, but fails to, report another employee’s violation of law or Company policy, including this Code. The Company, at the direction of the Board or the Audit Committee, may impose such sanctions, including dismissal for cause, for a Senior Financial Professional’s violation of this Code as the Board or the Audit Committee shall determine.

Adopted by the Board of Directors on July 28, 2022.

ACKNOWLEDGEMENT OF RECEIPT

CELSIUS HOLDINGS, INC. CODE OF ETHICS

I acknowledge that I have received and read the Celsius Holdings, Inc. Code of Ethics for Senior Financial Officers (the “Code of Ethics”), understand my obligations to comply with the Code of Ethics and I agree to abide by its terms.

I understand that failure to observe the terms of the Code of Ethics may result in disciplinary action, including termination of employment, and that a violation of the Code of Ethics may also constitute a violation of law that may result in civil or criminal penalties for me and/or the Company. I further understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

SIGNATURE	DATE

NAME (PLEASE PRINT)

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